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                                                                    Exhibit 11.A


                         PacifiCare Health Systems, Inc.

             Computation of Net Income per Share of Common Stock -
                                     Primary

           (Dollars and shares in thousands, except per share amounts)

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                                   Three months ended      Nine months ended
                                        June 30,                June 30,
                                ------------------------------------------------
                                   1994        1993          1994       1993
- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------
 Shares outstanding at the
   beginning of the period         27,346      27,332        27,256     25,618

 Weighted average of shares
   issued during the period
   as a result of a public
   offering, compensation
   awarded in stock and
   exercise of stock options           34          25           116      1,626


Shares repurchased (weighted)           -           -           (32)       (55)

 Dilutive shares contingently
   issuable upon exercise of
   stock options, net of
   shares assumed to have
   been purchased (at the
   average market price) for
   treasury with assumed
   proceeds from exercise of
   stock options                      647         591           608        640
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 Total shares - primary            28,027      27,948        27,948     27,829
- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

 Income before cumulative
   effect of a change in
   accounting principle          $ 26,796    $ 19,708      $ 62,379   $ 45,585

 Cumulative effect on prior
   years of a change in
   accounting principle                 -           -         5,658          -
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 Net income                      $ 26,796    $ 19,708      $ 68,037   $ 45,585
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 Primary earnings per share:
   Earnings before cumulative
      effect of a change in
      accounting principle       $   0.95   $    0.71      $   2.23   $   1.64

   Cumulative effect on
      prior years of a change
      in accounting principle           -           -          0.20          -
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   Earnings per share            $   0.95   $    0.71      $   2.43   $   1.64
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